EXHIBIT 99.1

Press Release

For Immediate Release

Las Vegas Sands Announces Appointment of Patrick Dumont as Chief Financial Officer

LAS VEGAS, March 30, 2016 – Global Integrated Resort developer Las Vegas Sands
(NYSE: LVS) announced today that it has named Patrick Dumont as its chief financial officer.

Las Vegas Sands Chairman and Chief Executive Officer Sheldon G. Adelson said the appointment of Mr. Dumont is a well-earned formalization of a role Mr. Dumont has already been performing.  “Patrick has been providing strong leadership to the financial function and handling the principal duties of the CFO role very effectively for some time.  We are extremely pleased to formally appoint him to this role, and we look forward to his contributions in the years ahead.  The depth and strength of our senior leadership team is an important strategic advantage for the company, and Patrick’s appointment to lead our global financial organization further strengthens our team as we execute our growth strategy.”

“I’m excited to serve in this important role, and I’m honored to lead a strong and dedicated team of finance and accounting professionals.  Working closely with our leadership team, my primary focus will be on helping maintain the industry’s strongest balance sheet, preserving the financial flexibility needed to pursue new development opportunities, continuing our strong commitment to return excess capital to our shareholders and fulfilling our commitment to leading the industry in financial controls,” stated Mr. Dumont.

Mr. Dumont has served in operating and finance leadership positions since joining the company in June of 2010. Since July 2013, he has served as senior vice president of finance and strategy.

Prior to joining LVS, Mr. Dumont worked in investment banking at Miller Buckfire and Bear Stearns.  He earned a Bachelor of Science in Mechanical Engineering from Johns Hopkins University and a Master of Business Administration from Columbia Business School.

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About Las Vegas Sands Corp.

Las Vegas Sands (NYSE: LVS) is the world's leading developer and operator of Integrated Resorts. Our collection of Integrated Resorts in Asia and the United States feature state-of-the-art convention and exhibition facilities, premium accommodations, world-class gaming and entertainment, destination retail and dining including celebrity chef restaurants and many other amenities.

Our properties include The Venetian and The Palazzo resorts and Sands Expo Center in Las Vegas, Sands Bethlehem in Eastern Pennsylvania, and the iconic Marina Bay Sands in Singapore. Through majority ownership in Sands China Ltd., LVS owns a portfolio of properties on the Cotai Strip in Macao, including The Venetian Macao, The Plaza and Four Seasons Hotel Macao and Sands Cotai Central, as well as the Sands Macao on the Macao Peninsula.

LVS is dedicated to being a good corporate citizen, anchored by the core tenets of delivering a great working environment for nearly 50,000 employees worldwide, driving impact through its Sands Cares corporate citizenship program and leading innovation with the company’s award-winning Sands ECO360° global sustainability program. To learn more, please visit www.sands.com.

Contacts:

Investment Community:	Daniel Briggs	(702) 414-1221
Media:	Ron Reese	(702) 414-3607